Exhibit 10.11

JOINT VENTURE FORMATION AND

LIMITED LIABILITY COMPANY INVESTMENT AGREEMENT

OF

NATIONAL TELEHEALTH NETWORK, LLC

(A Delaware Limited Liability Company)

THESE MEMBERSHIP INTERESTS HAVE NOT BEEN REGISTERED UNDER THE

SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE

PROVISIONS OF ANY STATE SECURITIES ACT

CERTAIN RESTRICTIONS ON TRANSFERS OF INTERESTS ARE SET

FORTH HEREIN

TABLE OF CONTENTS

PAGE

ARTICLE 1
DEFINITIONS
ARTICLE 2
FORMATION OF THE COMPANY

2.1	Name and Formation	8
2.2	Principal Place of Business	8
2.3	Assumed Name Certificate	8
2.4	Registered Office and Registered Agent	8
2.5	Term	8
2.6	Registration	9
2.7	Purposes	9
ARTICLE 3
MEMBERSHIP; CAPITAL CONTRIBUTIONS/INVESTMENT; UNITS

3.1	Initial Capital Contributions	9
3.2	Additional Capital Contributions; New Members	9
3.3	Liability of Members and Managing Directors	10
3.4	Capital Accounts	10
3.5	Loans and Services by Members or Affiliates	11
3.6	Preemptive Rights	12

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF AW

4.1	Organization, Power and Licenses	13
4.2	Authorization; No Breach	13
4.3	Litigation, etc	14
4.4	Brokerage	14
4.5	Governmental Consent, etc	14
4.6	Compliance with Laws	14

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF WLP

5.1	Organization, Power and Licenses	15
5.2	Authorization; No Breach	15
5.3	Litigation, etc	15
5.4	Brokerage	16
5.5	Governmental Consent, etc	16

ARTICLE 6
RIGHTS, POWERS AND DUTIES OF THE MANAGING DIRECTORS AND OFFICERS

6.1	Authority of Managing Directors; Number	16
6.2	Designation	16
6.3	Resignation	16
6.4	Removal	16

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6.5	Vacancy	17
6.6	Compensation	17
6.7	Meetings of the Managing Directors; Actions	17
6.8	Committees	17
6.9	Restrictions on Authority of Managing Directors	18
6.10	Designation and Appointment of Officers	19
6.11	Resignation/Removal of Officers	19
6.12	Indemnification, Exculpation and Limitation of Duties	19
6.13	WLP Approval Rights	21

ARTICLE 7
MEMBERS

7.1	Voting Rights	21
7.2	Member Meetings	22
7.3	Action by Written Consent in Lieu of Meeting	22
7.4	Limitation on Authority of Members	22

ARTICLE 8
BOOKS AND RECORDS

8.1	Books and Records	22
8.2	Accounting Basis for Tax Reporting Purposes; Fiscal Year	23
8.3	Financial Statements and Budget	23
8.4	Returns and Other Elections	24

ARTICLE 9
ALLOCATIONS AND DISTRIBUTIONS

9.1	Distributions	24
9.2	Profits, Losses and Distributive Shares of Tax Items	25
9.3	Compliance with Code	28
9.4	Allocations upon Transfer of Units	29
9.5	Restricted Distributions	29
9.6	Tax Withholding	29

ARTICLE 10
TRANSFERABILITY OF MEMBERSHIP INTERESTS AND OTHER AGREEMENTS

10.1	Restrictions on Transfer of Interest of and in a Member	29
10.2	Assignees	30
10.3	Substituted Members	31
10.4	Right of First Refusal	31
10.5	Tag-Along Rights	33
10.6	Drag-Along Rights	34

ARTICLE 11
REPRESENTATIONS AND WARRANTIES OF ALL MEMBERS

11.1	Acquisition of Interest for Investment	36
11.2	Access to Information	36
11.3	No Registration	36
11.4	No Obligation to Register	36
11.5	Suitability of Investment	36

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ARTICLE 12
COVENANTS OF THE COMPANY

12.1	Company Existence	36
12.2	Business Insurance	37
12.3	Directors and Officers’ Insurance	37
12.4	Medical Malpractice Insurance	37
12.5	Inspection, Consultation and Advice	37
12.6	Keeping of Records and Books of Account	37
12.7	Operations Plan	37

ARTICLE 13
LIQUIDATION AND DISSOLUTION OF COMPANY

13.1	Events of Dissolution	38
13.2	Liquidation	38
13.3	Date and Effect of Termination	39
13.4	Certificate of Cancellation	39

ARTICLE 14
MISCELLANEOUS

14.1	Notice	39
14.2	Application of Delaware Law	39
14.3	Jurisdiction and Venue	39
14.4	Effect of Agreement	40
14.5	Entire Agreement	40
14.6	Amendment	40
14.7	Counterparts	40
14.8	Severability	40
14.9	Captions	40
14.10	Numbers and Gender	40
14.11	Additional Documents and Acts	40
14.12	Qualification in Jurisdictions	40
14.13	Creditors Not Benefited	40
14.14	Involvement of the Company in Certain Proceedings	41
14.15	Confidentiality	41
14.16	Construction of Agreement	41
14.17	Sections	41
14.18	No Waiver	41
14.19	Additional Remedies	42
14.20	U.S. Dollars	42
14.21	Press Release	42
14.22	Expenses	42

Schedule 1 - Schedule of Members and Units

Schedule 2 - Operations Plan

Schedule 3 - Reimbursable Expenses

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JOINT VENTURE FORMATION AND

LIMITED LIABILITY COMPANY INVESTMENT AGREEMENT

NATIONAL TELEHEALTH NETWORK, LLC

This Joint Venture Formation and Limited Liability Company Investment Agreement is made as of December 20, 2012 by and between SellCore, Inc., a Delaware corporation (“WLP”), and American Well Corporation, a Delaware corporation (“AW”), to form National Telehealth Network, LLC, a Delaware limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Article 1.

Whereas, AW has developed a web-based software platform and system that allows patients and healthcare providers to conduct secure, immediate, live and clinically meaningful visits through video, secure text chat and phone and continues to refine and enhance the platform and system;

Whereas, the Company was formed on December 17, 2012 by the filing of a certificate of formation with the Delaware Secretary of State and WLP and AW have entered into a Limited Liability Company Agreement as of December 17, 2012 (the “Original Agreement”);

Whereas, WLP and AW, through the Company, desire to create a jointly-owned enterprise intended to rapidly expand availability and adoption of telehealth and online care on a national basis;

Whereas, WLP and AWC desire to amend and restate the Original Agreement on the terms set forth herein;

Whereas, Online Care Network PC has been formed as a California professional corporation (the “PC”) and employs physicians comprising a national telehealth network;

Whereas, the Company and the PC will be entering into a Business Support Agreement promptly following the execution and delivery of this Agreement pursuant to which the Company will provide non-clinical and professional operating services to the PC (the “Business Support Agreement”);

Whereas, the Company and AW will be entering into a Business Support Subcontractor Services Agreement promptly following the execution and delivery of this Agreement pursuant to which AW will fulfill certain of the Company’s obligations under the Business Support Agreement;

Whereas, the Company will be making two loans to the PC promptly following the execution and delivery of this Agreement to fund its operations;

Whereas, a designee of WLP and the PC will be entering into an Administrative Services Agreement promptly following the execution and delivery of this Agreement pursuant to which WLP’s designee will provide PC with access to its Online Care platform for the provision of clinical services to patients and, in connection therewith, will provide the PC with certain billing and collection services; and

Whereas, WLP (or a designee of WLP) and the PC will be entering into one or more Participating Provider Agreements promptly following the execution and delivery of this Agreement pursuant to which PC will participate as an in-network provider of online clinical health care services for certain customers and members of WLP and its Affiliates.

Now, Therefore, in consideration of the foregoing premises and the mutual covenants and agreements herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties hereto duly adopt this Agreement pursuant to and in accordance with the Act as follows:

ARTICLE 1

DEFINITIONS

The definitions used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Article.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of any relevant date, after giving effect to the following adjustments:

(a) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to Treasury Regulations Section 1.704- 1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5); and

(b) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Adjusted Capital Account.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the specified Person as to which reference is made. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power (a) to vote twenty percent (20%) or more of the outstanding voting securities of or voting interest in a Person or (b) otherwise to direct the management policies of such Person by contract or otherwise. For avoidance of doubt, the determination of Affiliate status shall be made as of the time of determination, and shall include any Affiliates of the specified Person as to which reference is made as of the time of such determination, whether now existing or hereafter created or acquired.

“Agreement” means this Joint Venture Formation and Limited Liability Company Investment Agreement, as amended from time to time.

“Assumed Tax Rate” means the highest effective U.S. marginal combined federal, state and local income tax rate for a Fiscal Year prescribed for an individual or a corporation calculated based on the U.S. residence of each Member (taking into account (a) the deductibility of state and local income taxes for federal income tax purposes assuming the limitation described in Section 68(a)(2) of the Code applies and (b) the character (such as, long-term or short-term capital gain or ordinary or exempt) of the applicable income).

“Available Funds” means Company cash on hand, as of the date of computation, including (without limitation) cash derived from any one or more of the following sources: (a) the Capital Contributions of the Members made pursuant to the terms of this Agreement, (b) the proceeds of any sale or other disposition of all or any portion of the Company’s assets, (c) the proceeds from any repayment of loans made by the Company and (d) all Company operating income.

“AW” has the meaning set forth in the preamble to this Agreement. “AW Managing Director” has the meaning set forth in Section 6.2.

“Book Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except (a) the Book Value of all Company assets shall be adjusted in the event of a revaluation as provided in Section 3.4(d); (b) the Book Value of any Company asset distributed to any Member shall be the fair market value of such asset on the date of distribution as determined by the Managing Directors; and (c) such Book Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Business Support Agreement” has the meaning set forth in introductory recitals to this Agreement.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv).

“Capital Contributions” means, as to any Member, any amount contributed to the capital of the Company whether in cash or other property or as services rendered.

“Certificate of Formation” means the certificate of formation of the Company filed with the Office of the Delaware Secretary of State in accordance with the Act.

“Chairman” has the meaning set forth in Section 6.2.

“Change of Control” means (a) the sale of all or substantially all of the consolidated assets of the Company and its subsidiaries, if any, to a third party; (b) a sale resulting in no less than a majority of the Units being held by a third party; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a third party that results in the inability of the Members to designate or elect a majority of the Managing Directors (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service, or any successor federal statute.

“Company” has the meaning set forth in the preamble to this Agreement.

“Covered Person” means (i) each Member, (ii) each officer, director, shareholder, partner, member, controlling Affiliate or employee of each Member, and each of their controlling Affiliates, and (iii) each Managing Director.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period (as a result of property contributions or adjustments to such values), Depreciation shall be adjusted as necessary so as to be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Value using any reasonable method selected by the Managing Directors.

“Distributable Cash” means any Available Funds not required to meet current or anticipated obligations of the Company, as determined by the Managing Directors. In determining what cash is available for distribution, the Managing Directors may retain such amounts as the Managing Directors, in their sole discretion, determine will be required to pay the Company’s debts, obligations and expenses and to accomplish the Company’s goals and operating results, whether then accrued or anticipated to accrue in the future.

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities and whether by liquidating distribution or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units, (b) any recapitalization or exchange of securities of the Company, (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (d) any payment to a Member or its Affiliates pursuant to a contract between such Member or Affiliates and the Company or (e) any reasonable fees or remuneration paid to any Member in such Member’s capacity as an employee, Officer, consultant or other provider of services to the Company.

“Drag-along Member” has the meaning set forth in Section 10.6(a).

“Drag-along Notice” has the meaning set forth in Section 10.6(c).

“Drag-along Sale” has the meaning set forth in Section 10.6(a).

“Dragging Member” has the meaning set forth in Section 10.6(a).

“Exercise Notice” has the meaning set forth in Section 10.4(b)(2).

“Exercise Period” has the meaning set forth in Section 10.4(b)(1).

“Fiscal Year” means each fiscal year of the Company ending December 31.

“Governmental Authority” means any United States federal, state or local governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Programs” has the meaning set forth in Section 4.6.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, with respect to a Party, (i) the actual knowledge after due inquiry of the officers and key employees of such Party.

“Majority” means, with respect to any referenced group of Managing Directors or Members, a combination of any of such Managing Directors or Members who, in the aggregate, represent more than fifty percent (50%) in number of all such Managing Directors in such referenced group or in Units owned by all Members, as the case may be.

“Managing Director” means any natural person or persons who are elected to act as managing directors of the Company as provided herein. Except as otherwise provided herein, a Managing Director shall have the duties and powers of a manager under the Act. “Managing Directors” means all such persons collectively in their capacity as managing directors of the Company.

“Member” means the parties listed as Members on Schedule 1 of this Agreement or any successor or successors to all or part of any such Member’s interest, or any party admitted as an additional member to the Company in accordance with this Agreement and the Act, each in the capacity as a Member of the Company.

“Member Nonrecourse Debt” means any partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) of the Company for which any Member bears the economic risk of loss, in accordance with Treasury Regulations Sections 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, for each Member, the amount of Minimum Gain for the Fiscal Year or other period attributable to such Member’s Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” means any Losses or other losses or deductions of the Company that must be allocated to a Member who bears the economic risk of loss for the partner nonrecourse liability to which the Losses or other losses or other deductions relate, determined in accordance with Treasury Regulations Section 1.704-2(i)(1).

“Member’s Representatives” has the meaning set forth in Section 12.5.

“Membership Interest” means the entire interest of a Member in the Company at any particular time, including such Member’s share in the Company’s Profits, Losses and Distributions pursuant to this Agreement and the Act and the right, if any, to participate in the management of the business and affairs of the Company, including the right, if any, to vote on, consent to or otherwise participate in any decision or action of or by the Members and the right to receive information concerning the business and affairs of the Company, in each case to the extent expressly provided in this Agreement or otherwise required by the Act.

“Minimum Gain” means, with respect to all nonrecourse liabilities of the Company, the minimum amount of gain that would be realized by the Company if the Company disposed of the Company property subject to such liability in full satisfaction thereof computed in accordance with Treasury Regulations Section 1.704-2(d).

“Minimum Gain Share” means, for each Member, such Member’s share of Minimum Gain for the Fiscal Year (after taking into account any decrease in Minimum Gain for such year), such share to be determined under Treasury Regulations Section 1.704-2(g).

“Named Primary Competitor” means UnitedHealth Group, Inc., Aetna, Inc., CIGNA Corporation, Humana, Inc., Coventry Health Care, Inc., Blue Shield of California, Health Net, Inc., Kaiser Permanente or any of their respective Affiliates.

“New Securities” has the meaning as set forth in Section 3.6(e).

“Nonrecourse Deductions” means, for each Fiscal Year or other period, an amount of Company deductions that are characterized as “nonrecourse deductions” under Treasury Regulations Section 1.704-2(c).

“Offer Notice” has the meaning set forth in Section 10.4(a).

“Offered Members” has the meaning set forth in Section 10.4(a).

“Offered Units” has the meaning set forth in Section 10.4(a).

“Officer” means each Person designated as an officer of the Company pursuant to Section 6.10 for so long as such Person remains an officer.

“Operations Plan” means that Operations Plan attached as Schedule 2.

“or” has the inclusive meaning represented by the phrase “and/or”.

“Original Agreement” has the meaning set forth in introductory recitals to this Agreement.

“Participating Member” has the meaning set forth in Section 10.5(a).

“Party” means each of the Company, WLP and AW.

“PC” has the meaning set forth in introductory recitals to this Agreement.

“Permitted Transferee” has the meaning as set forth in Section 10.1(c).

“Person” means an individual, a corporation, a sole proprietorship, a partnership, a limited liability company, an association, a trust, a joint venture or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss respectively for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses, pursuant to this definition, shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from such Book Value; and

(d) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of “Depreciation” herein.

Notwithstanding any other provision of this definition, any items which are specifically allocated pursuant to Section 9.2(b) shall not be taken into account in computing Profits or Losses.

“Pro Rata Portion” has the meaning set forth in Section 10.4(b)(3).

“Regulatory Allocations” has the meaning set forth in Section 9.2(d).

“Sale Notice” has the meaning set forth in Section 10.5(a).

“Selling Member” has the meaning set forth in Section 10.5(a).

“Tax Amount” has the meaning set forth in Section 9.1(a).

“Taxable Year” means the Company’s taxable year ending on the last day of each calendar year (or part thereof, in the case of the Company’s last taxable year), or such other year as is (a) required by Section 706 of the Code or (b) determined by the Managing Directors.

“Transfer” has the meaning set forth in Section 10.1(a).

“Transferring Member” has the meaning set forth in Section 10.1(a).

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unit” or “Units” means a fractional part of all the Membership Interests in the Company, provided that any class of Units issued shall have the relative rights, powers and duties set forth in this Agreement. As of the date of this Agreement, the Company has issued one class of Units. Each Member’s Units are set forth on Schedule 1 hereto.

“WLP” has the meaning set forth in the preamble to this Agreement.

“WLP Managing Director” has the meaning set forth in Section 6.2.

ARTICLE 2

FORMATION OF THE COMPANY

2.1 Name and Formation. The name of the Company shall be National Telehealth Network, LLC. The Certificate of Formation of the Company has been filed on behalf of the Members (the “Certificate of Formation”) with the Secretary of State of the State of Delaware pursuant to the Act. The rights and liabilities of the Members shall be as provided in the Act, except as otherwise set forth herein. In the event that any provision in this Agreement conflicts with the Act, such provision in this Agreement shall control and govern to the extent permitted by applicable law.

2.2 Principal Place of Business. The principal place of business of the Company shall be 75 State Street, 26th Floor, Boston, Massachusetts 02109.

2.3 Assumed Name Certificate. The Company shall do business under the name set forth in Section 2.1 above or under any other name or names which the Managing Directors shall deem advisable and in the best interests of the Company. If the Company does business under a name other than as set forth under Section 2.1, the Managing Directors shall file or cause to be filed an assumed name or fictitious name certificate or any other document as required by applicable law in appropriate jurisdictions, and the Members shall execute such certificates, documents or other writings as may be reasonably requested by the Managing Directors in connection therewith.

2.4 Registered Office and Registered Agent. The address of the Company’s registered office in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address shall be Corporation Service Company.

2.5 Term. The Company shall commence on the date of the filing of the Certificate of Formation with the Secretary of State of Delaware and shall continue in existence until it dissolves in accordance with either the provisions of this Agreement or the Act.

2.6 Registration. The Managing Directors shall cause the Company to register to do business as a foreign limited liability company in any jurisdiction where the Company will conduct its business and where such registration is required.

2.7 Purposes.

(a) The purposes and character of the business of the Company are as follows:

(1) to exercise all powers, privileges and other incidents of ownership or possession with respect to the assets held or owned by the Company;

(2) to take any and all other actions which are incidental or reasonably related to any of the purposes recited above; and

(3) to do any and all things necessary or desirable to carry out the foregoing activities and any other activity contemplated by this Agreement.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in this Agreement.

ARTICLE 3

MEMBERSHIP; CAPITAL CONTRIBUTIONS/INVESTMENT; UNITS

3.1 Initial Capital Contributions.

As of the date hereof, each of AW and WLP has contributed $7,500,000 in cash in exchange for the number of Units issued by the Company and listed opposite each of their names on Schedule 1 hereto.

3.2 Additional Capital Contributions; New Members.

(a) Additional Capital Contributions. The Members shall not be required to make any additional Capital Contributions without their prior written consent, which may be withheld for any reason. From time to time, with the approval of the Managing Directors, the Members may (but are not required to) make additional Capital Contributions to the Company, whether in the form of cash or other assets, and receive such number of additional Units in exchange therefor as the Managing Directors shall determine. If a Member elects to do so, it may make Capital Contributions in an amount up to the proportion to the number of Units held by it relative to all outstanding Units. If a Member elects not to participate in a round of Capital Contributions, its ownership interest will be diluted proportionally based upon the number of Units issued in such round of Capital Contributions and the number of Units actually purchased by such Member in such round of Capital Contributions.

(b) New Members. In order for a Person to be admitted as a Member of the Company: (i) such Person shall have delivered to the Company a written undertaking to be bound by the terms and conditions of this Agreement and shall have delivered such documents and instruments as the Managing Directors determine to be necessary or appropriate in connection with the admission of such Person as a Member and (ii) upon the consent of a Majority of Members of the Company to admit such Person as a new Member, the Managing Directors shall amend Schedule 1 to reflect such Person as a new Member. Upon the amendment of Schedule 1, such Person shall be deemed to have been admitted as a Member.

3.3 Liability of Members and Managing Directors.

(a) No Member or Managing Director shall be liable for the debts, liabilities, contracts or any other obligation of the Company, except to the extent expressly provided herein or in the Act. No Member shall be liable for the debts or liabilities of any other Member.

(b) No Member shall be required to contribute to the capital of, or loan, the Company any funds other than as expressly required in this Agreement.

(c) Neither the Company nor the Managing Directors shall be liable for the return of all or any portion of the Capital Contributions of any Member.

3.4 Capital Accounts.

(a) A Capital Account shall be established and maintained by the Company for each Member in accordance with this Section 3.4.

(b) A Member’s Capital Account shall be credited with (i) the amount of cash and the initial Book Value of any property contributed by such Member to the Company (net of liabilities assumed by the Company or to which such property is taken subject), (ii) such Member’s allocable share of Profits, income and gain and (iii) the amount of any Company liabilities that are expressly assumed by such Member or that are secured by any Company property distributed to such Member.

(c) A Member’s Capital Account shall be debited by (i) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (gross of liabilities retained by the Company or to which such property is taken subject), (ii) such Member’s allocable share of Losses, deductions and other losses and (iii) the amount of any liabilities of such Member that are expressly assumed by the Company or that are secured by any property contributed by such Member to the Company.

(d) Upon the occurrence of certain events described in Treasury Regulations Sections 1.704-1(b)(2)(iv)(f), 1.704-1(b)(4) and 1.704-2, the Managing Directors shall increase or decrease the Capital Accounts of the Members to reflect a revaluation of Company property on the Company’s books to its fair market value (as determined by the Managing Directors and taking into account Section 7701(g) of the Code).

(e) The Capital Account of each Member shall be determined after giving effect to all transactions which have been effected prior to the time when such determination is made giving rise to the allocation of income, gain, Profits, Losses, deductions and other expenses and to all contributions and distributions theretofore made. Any person who acquires Units directly from a Member shall have a Capital Account which includes all or part of the Capital Account balance of the Units so acquired or transferred.

(f) In the event that any Member makes a loan to the Company, such loan shall not be considered a contribution to the capital of the Company and shall not increase the Capital Account of the lending Member. Repayment of such loans shall not be deemed withdrawals from the capital of the Company.

(g) Any fees, salary, interest or similar compensation payable to a Member pursuant to this Agreement shall be deemed a guaranteed payment for federal income tax purposes and not a distribution to such Member for such purposes. Such payments to a Member shall not reduce the Capital Account of such Member, except to the extent of its distributive share of any Company Losses or other downward capital adjustment resulting from such payment.

(h) From time to time the Managing Directors may make such modifications to the manner in which the Capital Accounts are computed to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, provided that such modification is not likely to have a material effect on the amounts distributable to any Member pursuant to this Agreement.

(i) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(j) No Member with a deficit balance in its Capital Account shall have any obligation to the Company or any other Member to restore such deficit balance. In addition, no venturer, partner or shareholder in any Member shall have any liability to the Company or any other Member for any deficit balance in such venturer’s, partner’s or shareholder’s capital account in the Member in which it is a partner, venturer or shareholder. Furthermore, a deficit Capital Account balance of a Member (or a deficit capital account of a partner or venturer in a Member) shall not be deemed to be a Company asset or Company property.

3.5 Loans and Services by Members or Affiliates.

(a) Subject to obtaining any approvals required under Section 6.9, any Member or Affiliate may (but shall not be obligated to) at any time, upon obtaining the consent of the Managing Directors, loan money or guarantee a loan to the Company to finance Company operations, to finance or refinance any assets of the Company, to pay the debts and obligations of the Company, or for any other Company purpose.

(b) Subject to obtaining any approvals required under Section 6.9, any Member or its Affiliate may at any time, upon obtaining the consent of the Managing Directors, provide services to the Company. The compensation for such services shall be as mutually agreed among the Company and the Members and shall be paid for by the Company.

3.6 Preemptive Rights.

(a) The Company hereby grants to the Members a preemptive right to purchase each Member’s pro rata share of New Securities (hereinafter defined) that the Company may from time to time propose to sell and issue. For purposes of this preemptive right, each Member’s pro rata share shall be the number of Units owned by the Members immediately before the issuance of the New Securities divided by the total number of Units issued and outstanding immediately before the issuance of the New Securities.

(b) If the Company proposes to the Members to undertake an issuance of New Securities, then the Company will give written notice of the Company’s intention, describing the type of New Securities, the price for the New Securities, and the general terms upon which the Company proposes to issue the New Securities. The Member will have ten (10) calendar days after any such notice is delivered to irrevocably agree to purchase all or any part of the Member’s pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating in such written notice the quantity of New Securities to be purchased.

(c) If the Member fails to fully exercise the preemptive right within such 10- day period, then the Company will have one hundred eighty (180) days after such 10-day period to sell the New Securities to which the Member’s preemptive right set forth in Section 3.6(a) was not exercised (including to any other Member who theretofore fully exercised its preemptive right within such 10-day period), at a price and upon terms no more favorable to the purchasers of such New Securities than specified in the Company’s notice to the Members pursuant to Section 3.6(b). If, within such 180-day period, the Company has not sold the New Securities in accordance with the foregoing provisions, then the Company will not subsequently issue or sell any New Securities without first again offering such securities to the Members in the manner provided in Section 3.6(b).

(d) The preemptive right granted hereunder will expire immediately before, and will not be applicable to, the consummation of a registered public offering with gross proceeds to the Company in excess of $25,000,000.

(e) For the purposes of this Section 3.6, “New Securities” means any ownership interest of the Company (including Units, Membership Interest and/or other equity securities), whether or not now authorized, and rights, options or warrants to purchase such ownership interests of the Company, and securities of any type whatsoever that are, or that may become, convertible into ownership interests of the Company; provided that the term “New Securities” does not include:

(1) Units issued on the date hereof;

(2) Units issuable or issued to officers, Managing Directors, and employees of, or consultants to, the Company pursuant to grants, option plans, purchase plans, or other employee incentive programs or other arrangements that are approved by the Managing Directors following the date of this Agreement or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(3) securities issuable or issued as a dividend or distribution on Membership Interests or pursuant to any event for which adjustment is made pursuant to a membership interest split, membership interest dividend, reverse membership interest split, membership interest combination, recapitalization or other reclassification affecting the Company’s securities;

(4) securities issuable or issued pursuant to the acquisition of another company by the Company by merger, by equity purchase, by asset purchase or by other reorganization or pursuant to a joint venture agreement; provided that such issuances are approved as set forth herein by the Managing Directors; or

(5) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to (1) through (4) above.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF AW

As a material inducement to WLP to enter into this Agreement and purchase the Units hereunder, AW hereby represents and warrants to WLP that as of the date of this Agreement:

4.1 Organization, Power and Licenses. AW is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in each and every other jurisdiction in which its ownership of property or conduct of business requires it to qualify. AW possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

4.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which AW is a party have been duly authorized by AW. This Agreement and all other agreements contemplated hereby to which AW is a party each constitute a valid and binding obligation of AW, enforceable against AW in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity. The execution and delivery by AW of this Agreement and all other agreements contemplated hereby to which AW is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by AW, do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon AW’s equity securities or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, AW’s certificate of incorporation or bylaws, any law, statute, rule or regulation to which AW is subject (except to the extent a Form D is required to comply with applicable securities laws), or any material agreement, instrument, order, judgment or decree to which AW is subject.

4.3 Litigation, etc. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of AW, threatened against or affecting AW at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality with respect to the transactions contemplated by this Agreement.

4.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon AW.

4.5 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by AW of this Agreement or the other agreements contemplated hereby, or the consummation by AW of any other transactions contemplated hereby or thereby.

4.6 Compliance with Laws. Neither AW or any of its directors, officers, shareholders or employees, nor, to the Knowledge of AW, any of its independent contractors, consultants or agents: (i) has been convicted of or charged with any violation of any law or regulation related to Medicare, Medicaid, a Federal Health Care Program (as that term is defined in Section 1128B(f) of the Social Security Act, 42 U.S.C. §1320a-7b(f)), or any other federal, state or local reimbursement or governmental health program (“Governmental Programs”), (ii) has been convicted of any violation of any health care related law, including, but not limited to, the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Laws (42 U.S.C. § 1320a-7a), the Stark Laws (42 U.S.C. § 1395nn), the Patient Protection and Affordable Care Act (Public Law 111—148, 124 Stat. 119), as amended, and laws imposed or enforced by the U.S. Department of Health and Human Services, (iii) is excluded, suspended, or debarred from participation, or has received a written notice of their exclusion, suspension, or debarment from participation, in Medicare, Medicaid or any other Governmental Program, (iv) has been convicted of any criminal offense relating to the delivery of any item or service under a Federal Health Care Program, or had a civil monetary penalty assessed against them under Section 1128A of the Social Security Act or any regulations promulgated thereunder, (v) is excluded, debarred, suspended, or otherwise disqualified or declared ineligible from receiving federal contracts, certain subcontracts, and certain federal assistance and benefits by the U.S. General Services Administration pursuant to the provisions of 31 U.S.C. 6101, E.O. 12549, E.O. 12689, 48 C.F.R. Section 9.404, and each agency’s codification of the Common Rule for

Nonprocurement suspension and debarment, (vi) has been designated a Specially Designated National or Blocked Person by the Office of Foreign Asset Control of the U.S. Department of Treasury, or (vii) has been convicted of any criminal felony involving dishonesty or a breach of trust or has been convicted of an offense under the Violent Crime Control and Law Enforcement Act of 1994, as amended (18 U.S.C. §1033). AW has confirmed with the Office of Inspector General of the Department of Health and Human Services that no employee, independent contractor, consultant or agent of AW is excluded from participating in Medicare, Medicaid or any other Governmental Program.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF WLP

As a material inducement to AW to enter into this Agreement and purchase the Units hereunder, WLP hereby represents and warrants to AW that as of the date of this Agreement:

5.1 Organization, Power and Licenses. WLP is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in each and every other jurisdiction in which its ownership of property or conduct of business requires it to qualify. WLP possesses all requisite power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its businesses as now conducted and to carry out the transactions contemplated by this Agreement.

5.2 Authorization; No Breach. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby to which WLP is a party have been duly authorized by WLP. This Agreement and all other agreements contemplated hereby to which WLP is a party each constitute a valid and binding obligation of WLP, enforceable against WLP in accordance with its terms, subject to the effects of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity. The execution and delivery by WLP of this Agreement and all other agreements contemplated hereby to which WLP is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by WLP, do not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon WLP’s equity securities or assets pursuant to, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or governmental body or agency pursuant to, WLP’s certificate of incorporation or bylaws, any law, statute, rule or regulation to which WLP is subject (except to the extent a Form D is required to comply with applicable securities laws), or any material agreement, instrument, order, judgment or decree to which WLP is subject.

5.3 Litigation, etc. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of WLP, threatened against or affecting WLP at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality with respect to the transactions contemplated by this Agreement.

5.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon WLP.

5.5 Governmental Consent, etc. No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority is required in connection with the execution, delivery and performance by WLP of this Agreement or the other agreements contemplated hereby, or the consummation by WLP of any other transactions contemplated hereby or thereby.

ARTICLE 6

RIGHTS, POWERS AND DUTIES OF THE MANAGING DIRECTORS AND OFFICERS

6.1 Authority of Managing Directors; Number. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of Managing Directors. Except as set forth in Section 6.9 and Section 6.13, the approval of the Members shall not be required for the Company to engage in any transaction or to perform any act, statutory or otherwise. All actions by the Company that would require approval of the board of directors or stockholders of a corporation formed under Delaware law or for which it would be customary, using good practice, to obtain such approval, shall require approval of the Managing Directors. In addition, the Members agree that the approval of the Managing Directors shall be required for the Company to engage in or conduct business in any state. The number of Managing Directors shall be not less than two (2) and not more than six (6). Within this limit, the number of Managing Directors shall be determined from time to time by the Members; provided that WLP and AW shall at all times have an equal number of Managing Directors. Managing Directors need not be Members or residents of the State of Delaware. The Members hereby agree that the initial number of Managing Directors shall be four (4).

6.2 Designation. WLP shall be entitled to designate its number of Managing Directors as provided in Section 6.1 (the “WLP Managing Directors”) and AW shall be entitled to designate its number of Managing Directors as provided in Section 6.1 (the “AW Managing Directors”). The chairman of the Managing Directors shall be a WLP Managing Director selected by WLP (the “Chairman”). Managing Directors shall hold office until his or her death, resignation or removal in the manner hereinafter provided.

6.3 Resignation. Any Managing Director may resign as such by delivering his or her written resignation to the Company at the Company’s principal office. Such resignation shall be effective upon receipt unless it is specified to be effective at some other later time or upon the happening of some other subsequent event. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

6.4 Removal. Any Managing Director designated by a Member, pursuant to Section 6.2, may be removed, with or without cause, only by the Member that designated that Managing Director, as provided in Section 6.2.

6.5 Vacancy. Any vacancy in a Managing Director seat, whether due to a resignation or removal with or without cause, shall be filled by the Member that designated the Managing Director who resigned or was removed.

6.6 Compensation. A Managing Director shall not be paid compensation by the Company for his or her services as such. The foregoing shall not be deemed to limit or restrict the payment of any reasonable compensation or remuneration to any Person in such Person’s capacity as an Officer, employee, advisor or consultant to the Company or any agreement or arrangement with the Company that has been approved by the Managing Directors.

6.7 Meetings of the Managing Directors; Actions. Meetings of the Managing Directors shall be held at the principal place of business of the Company or at any other place that the Managing Directors determine. Any Managing Director may participate in and hold a meeting by means of telephone conference or similar communication equipment, provided that each Managing Director present can hear and be heard by the others present. Managing Directors present by telephone shall be deemed to be present “in person” for purposes hereof. At each meeting of the Managing Directors, the presence of at least a Majority of the Managing Directors shall constitute a quorum for the transaction of business, and the affirmative vote of a Majority of the Managing Directors shall be necessary to approve any matter coming before the Managing Directors or for the adoption of any resolution; provided that in the event of a deadlock among the Managing Directors, the Chairman shall cast the tie-breaking vote. Participation in any meeting, whether in person or by telephone, shall constitute attendance at such meeting, except where a Managing Director participates in the meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Meetings shall be held at least four times each year and at least once each quarter, or more or less often in accordance with a schedule established by the Managing Directors. In addition, any Managing Director may convene a meeting of the Managing Directors upon at least five (5) days’ prior written notice to the other Managing Directors; provided that a Majority of the Managing Directors present at a meeting may approve the presence of any other Person for all or any portion of such meeting. The Managing Directors also may make decisions, without holding a meeting, by the written consent of a Majority of the Managing Directors, with reasonably prompt notice thereof to all other Managing Directors. For the avoidance of doubt, unless expressly provided otherwise in this Agreement, whenever this Agreement requires the vote, consent, determination, approval, authorization, selection, permission, delegation, designation or other action of the Managing Directors, such vote, consent, determination, approval, authorization, selection, permission, delegation, designation or other action shall be effective and binding for all purposes hereunder if it is granted or otherwise provided by a Majority of the Managing Directors. Minutes of each meeting, each written consent in lieu of a meeting and a record of each decision shall be kept by the Secretary if one is so designated by the Managing Directors.

6.8 Committees. The Managing Directors may, from time to time, designate one or more committees each consisting of at least one AW Managing Director and one WLP Managing Director. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Managing Directors, shall have and may exercise any or all of the authority of the Managing Directors. At every meeting of any such committee, the presence of at least a Majority of the Managing Directors appointed thereto shall constitute a quorum for the transaction of business, and the affirmative vote of a Majority of the Managing Directors appointed thereto shall be necessary to approve any matter coming before such committee or for the adoption of any resolution. The Managing Directors may dissolve any committee at any time.

6.9 Restrictions on Authority of Managing Directors. The Managing Directors shall not authorize the Company to take any of the following actions without the prior written approval of a Majority of the Members (it being understood that the only voting or approval rights that any Member shall have with respect to the Company or its business or affairs are as set forth in this Section 6.9 and in Section 6.13, as applicable, and the Members shall have the voting and approval rights described in this Section 6.9 and Section 6.13, as applicable, notwithstanding the fact that any other Persons (including the Managing Directors) may have the right to approve the same or similar matters or transactions under this Agreement):

(a) Declaring or making any distributions other than those permitted in Section 9.1.

(b) Authorizing, issuing or granting any Membership Interests in the Company.

(c) Amending or waiving any provision in this Agreement in a manner adverse to any Member.

(d) Permitting additional capital contributions from the Members as provided in Section 3.2(a).

(e) Admitting a Person as a new Member as provided in Section 3.2(b).

(f) Redeeming or repurchasing any Membership Interests.

(g) Incurring any indebtedness or guarantying or securing the indebtedness of another Party.

(h) Entering into an agreement or arrangement with a Member or its Affiliates (other than as expressly permitted hereunder or contemplated hereby).

(i) Changing the number of Managing Directors outside of the range set forth in Section 6.1.

(j) Modifying the business of the Company or engaging in any business that may not be compatible with a national telehealth network.

(k) Updating or revising the Operations Plan.

(l) Failing to operate its activities in a manner consistent with the Operations Plan.

(m) Liquidating, dissolving or winding-up the business affairs of the Company or effecting any transaction that would be deemed a liquidation.

(n) Placing the Company into bankruptcy, making an assignment for the benefit of creditors or consenting to an involuntary bankruptcy or insolvency proceeding or the appointment of a receiver for the Company.

(o) Designating a Member to serve as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law as provided in Section 8.4(e).

(p) Other than in connection with a Drag-along Sale, authorizing or entering into any reorganization, merger, consolidation or other business combination, or any conversion to another type of business entity.

Notwithstanding the foregoing, the Managing Directors shall be permitted to authorize the Company to take any of the foregoing actions to the extent they are expressly contemplated by the Operations Plan (as it may be updated from time to time in accordance with this Section 6.9), without the prior written (or any further) approval of any Members.

6.10 Designation and Appointment of Officers. The Managing Directors may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Managing Directors), including employees, agents and other Persons (any of whom may be a Managing Director) who may be designated as Officers of the Company, with such titles as the Managing Directors may determine. Any number of offices may be held by the same person. The Managing Directors may, in their discretion, choose not to fill any office for any period as they may deem advisable. Officers need not be residents of the State of Delaware or Members or Managing Directors. Any Officers so designated shall have such authority and perform such duties as the Managing Directors may, from time to time, delegate to them. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Managing Directors.

6.11 Resignation/Removal of Officers. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Managing Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Managing Directors. Designation of an Officer shall not of itself create any contractual or employment rights.

6.12 Indemnification, Exculpation and Limitation of Duties.

(a) To the fullest extent allowed by the Act and other applicable law, the Company shall indemnify, defend against and save harmless the Managing Directors, Officers and Members from, any expenses (including reasonable attorneys’ fees and court costs), liabilities, claims, causes of action, losses or damages (each a “Loss”) incurred by reason of any act or omission performed or omitted by the Managing Directors or

Officers in good faith on behalf of the Company or the Members and in a manner reasonably believed by such Managing Director, Officer or Member to be within the scope of the authority granted to it by this Agreement, unless such Loss shall have been the result of gross negligence, fraud or intentional misconduct by such Managing Director, Officer or Member, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct.

(b) Prior to final, complete resolution of any such liability, claim, cause of action, loss or damage described in this Section 6.12, the Company shall, to the fullest extent allowed by the Act and other applicable law, advance to such Managing Director, Officer or Member any expenses incurred by such Managing Director, Officer or Member in connection with the investigation, defense or resolution of any such matter.

(c) The satisfaction of any indemnification under this Section shall be from and limited to Company assets, including insurance proceeds, if any, and no Member shall have any personal liability on account thereof.

(d) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in good faith, so long as such action or omission does not constitute fraud, gross negligence or willful misconduct by such Covered Person. No Covered Person is responsible to any Member for the loss of its investment in the Company or a loss in operations of the Company unless the result shall have been due to the fraud, gross negligence or willful misconduct by such Covered Person. Managing Directors are not obligated to devote all of their time or business efforts to the affairs of the Company.

(e) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities or results of operations of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Managing Director; (ii) one or more officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in §18-406 of the Act.

(f) Except as expressly provided below, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person, and each of the Members and the Company acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. To the extent that, at law or in equity, any Covered Person has duties and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for such Covered Person’s good faith reliance on the provisions of this Agreement. Notwithstanding the foregoing, it is acknowledged that each Member shall use reasonable commercial efforts to, and shall instruct any Managing Director(s) appointed by such Member to, as contemplated pursuant to the Business Services Agreement and any then current Operations Plan, assist the Company in supporting the PC’s provision of telehealth and online care services as contemplated pursuant to the Business Services Agreement and any then current Operations Plan provided that except as provided in this Agreement, such commercially reasonable efforts shall not require any such Covered Person to expend any sums of money or breach any duties (fiduciary or otherwise) that any such Member or other Covered Person may owe to its parent corporation or his or her employer, as applicable.

(g) Subject to the last sentence of subsection (f) above, whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person

6.13 WLP Approval Rights. In addition to the approval rights of the Members set forth in Section 6.9, each of the following actions by or on behalf of the Company shall require the prior written approval of WLP:

(a) Authorizing, issuing or granting any Membership Interests in the Company to any Named Primary Competitor.

(b) Entering into any business relationship, contract, transaction or other arrangement with, or otherwise providing services to or obtaining services from, any Named Primary Competitor (provided that the prior written approval of WLP with respect to this clause (b) shall not be unreasonably withheld or delayed).

ARTICLE 7

MEMBERS

7.1 Voting Rights. Each Unit shall entitle the holder thereof to one (1) vote on the matters explicitly set forth in Section 6.9 and Section 6.13, as applicable, as matters to be voted on by Members or WLP, as applicable, and no other matters. Notwithstanding anything to the contrary herein, no Person shall be entitled to vote with respect to any Units unless such Person is a Member, holds written and duly executed proxy of a Member or is an authorized representative of a Member that is not a natural Person.

7.2 Member Meetings. A meeting of the Members may be called at any time by the Managing Directors or the Members holding fifty percent (50%) of the Units held by Members. Each meeting of Members shall be held at the Company’s principal place of business or at any other place designated by the Managing Directors or the Members calling such meeting. Not less than ten (10) nor more than sixty (60) days before each meeting, the Secretary (at the request of the Managing Directors or the Members calling a meeting) shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if, before or after the meeting, the Member signs a waiver of the notice that is filed with the records of Members’ meetings or is present at the meeting in person or by proxy. At each meeting of the Members, the presence in person or by proxy of Members holding a Majority of the Units held by Members shall constitute a quorum for the transaction of business and, except to the extent otherwise provided by this Agreement, the affirmative vote of Members holding a Majority of all the Units then held by all Members shall be necessary to approve any matter coming before such Members or for the adoption of any resolution. A Member entitled to vote may vote either in person or by written proxy signed by the Member or by his, her or its duly authorized attorney in fact. Members may participate in and hold a meeting by means of telephone conference or similar communications equipment by means of which all Persons participating in the meeting can hear and be heard by others present. Participation in any meeting, whether in person or by telephone, shall constitute attendance at such meeting, except where a Member participates in the meeting solely for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.3 Action by Written Consent in Lieu of Meeting. In lieu of holding a meeting, the Members may vote or otherwise take action by written consent signed by all of the Members.

7.4 Limitation on Authority of Members. No Member shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Company except those expressly granted to such Member by the terms of this Agreement. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company solely by virtue of being a Member, and the Members hereby consent to the exercise by the Managing Directors and Officers of the powers conferred on them by law and this Agreement. This Section 7.4 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 7.4 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

ARTICLE 8

BOOKS AND RECORDS

8.1 Books and Records. At all times during the existence of the Company, the Chief Financial Officer, if one is so designated by the Managing Directors, or, if not, a designated Managing Director shall keep or cause to be kept at the Company’s principal office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and business address of each Member, (b) a copy of the Certificate of Formation and all certificates of amendment thereto, (c) copies of the Company’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Company for the three most recent years and (e) all documents and information required under the Act. All determinations, valuations and other matters of judgment required to be made for accounting and tax purposes under this Agreement shall be made by or under the direction of the Managing Directors and shall be conclusive and binding on all Members, former Members, their successors or legal representatives and any other Person except for computational errors or fraud, and, to the fullest extent permitted by law, no such Person shall have the right to an accounting or an appraisal of the assets of the Company except for computational errors or fraud.

8.2 Accounting Basis for Tax Reporting Purposes; Fiscal Year. The books and records of the Company shall be kept on such method of reporting for tax and financial reporting purposes as shall be determined by the Managing Directors. The Fiscal Year of the Company shall be the calendar year.

8.3 Financial Statements and Budget. The Company shall furnish to each Member the following:

(a) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year of the Company, a consolidated balance sheet of the Company, as of the end of such Fiscal Year and the related consolidated statements of income, members’ equity and cash flows for the Fiscal Year then ended, prepared in accordance with generally accepted accounting principles and audited by a firm of independent public accountants of recognized standing selected by the Managing Directors;

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet of the Company, and the related consolidated statements of income, members’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, members’ equity and cash flows to be for such quarter and for the period from the beginning of the Fiscal Year to the end of such quarter, in each case with comparative statements for the prior Fiscal Year;

(c) Monthly Financial Statements. Within thirty (30) days after the end of each month (or, with respect to December 2012, within sixty (60) days after the end of such month), a consolidated balance sheet of the Company, and the related consolidated statements of income, members’ equity and cash flows, unaudited but prepared in accordance with generally accepted accounting principles, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, members’ equity and cash flows to be for such month and for the period from the beginning of the Fiscal Year to the end of such month, in each case with comparative statements for the prior Fiscal Year;

(d) Budget. No later than thirty (30) days prior to the start of each Fiscal Year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company in respect of such Fiscal Year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing. The Company shall also provide to WLP and AW (and any other Member who shall so request), each year at the same time it provides the foregoing budget, a three to five year forecast of cash flow projections and profit and loss projections, in form and detail reasonably requested by WLP and/or AW.

(e) Operations Plan. No later than November 1 of each year (and more often within any year as needed), the Company’s proposed updates and revisions to the Operations Plan which shall be subject to the Members approval pursuant to Section 6.9.

8.4 Returns and Other Elections.

(a) Preparation of Tax Returns. The Managing Directors shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.

(b) Tax Estimates. The Company shall provide to each Member estimates of each Fiscal Year’s taxable income and state apportionments on a periodic basis, and shall deliver at least (i) an estimate by the end of May of each Fiscal Year reflecting current estimate as of that point, and (ii) an estimate by the end of November of each Fiscal Year reflecting current estimate as of that point.

(c) Annual K-1s. By February 28th of each Fiscal Year, the Company shall provide each Member with the federal and state tax returns of the Company and the corresponding final Schedules K-l and all similar state forms and schedules relating to such Member for the preceding fiscal year of the Company.

(d) Tax Payments. The Company shall use commercially reasonable efforts to give any affected Member at least twenty (20) days’ prior written notice of any required withholding or tax payment which the Company expects to make on such Member’s behalf.

(e) Tax Matters Partner. Unless another Member is otherwise designated by a Majority of the Members, AW shall act on behalf of the Company as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law.

ARTICLE 9

ALLOCATIONS AND DISTRIBUTIONS

9.1 Distributions. Except as otherwise provided in Section 13.2 regarding liquidation proceeds, or unless prohibited by the Act, Distributable Cash shall be distributed at such times as the Managing Directors shall determine as follows:

(a) First, on or before April 1st of the year following each Fiscal Year, to each Member an amount equal to the product determined by multiplying (i) the Assumed Tax Rate (which rate shall be the same for each Member, irrespective of such member’s actual marginal tax rate and such Member’s actual tax circumstances) by (ii) the net taxable income allocated by the Company to such Member on IRS Form 1065 and Schedule K-1 for such Taxable Year, assuming that such Member carried forward any taxable loss or tax credit previously allocated by the Company to such Member (to the extent such carryforward has not been previously used to offset taxable income pursuant to this clause), taking into account the character of any loss carryover as a capital or ordinary loss minus tax credits previously allocated by the Company to such Member (to the extent such tax credits have not been previously used to offset such Member’s Tax Amount pursuant to this clause) (the “Tax Amount”). A Member’s Tax Amount shall be determined by the Managing Directors on the basis of figures set forth on IRS Form 1065 filed by the Company and the similar state or local forms filed by the Company but shall be subject to subsequent adjustment by the Managing Directors to take into account the results of any subsequent audit, litigation, settlement, amended return or the like. Amounts distributed pursuant to this Section 9.1(a) shall be treated as distributions of Distributable Cash for all purposes of this Agreement and shall be offset against and reduce any subsequent distributions of Distributable Cash made pursuant to Section 9.1(c) for the year of such distribution; and

(b) Then, if Distributions in addition to the Distributions described in Section 9.1(a) are approved by the Managing Directors, the first $4,000,000 of Distributable Cash to WLP (for the avoidance of doubt, once WLP receives $4,000,000 in Distributions pursuant to this subsection (b), then it shall no longer be entitled to Distributions pursuant to this subsection (b) at any other time).

(c) Then, if Distributions in addition to the Distributions described in Section 9.1(a) and 9.1(b) are approved by the Managing Directors, the balance of Distributable Cash to the Members, pro rata in accordance with the Members’ respective number of Units held by such Members, determined as of the date of such distribution.

9.2 Profits, Losses and Distributive Shares of Tax Items.

(a) Profits and Losses. For each Partnership taxable year or portion thereof, Profits and Losses (and if necessary items thereof) shall be allocated (after all allocations pursuant to Section 9.2(b) have been made) among the Members so as to result as quickly as possible in Capital Accounts matching, as nearly as possible, the distribution entitlements under Sections 9.1 and 13.2.

(b) Special Allocations. Except as otherwise provided in this Agreement, the following special allocations will be made after the date of this Agreement in the following order and priority:

(1) Minimum Gain Chargeback. Notwithstanding any other provision of this Section, if there is a net decrease in Minimum Gain during any taxable year or other period for which allocations are made, the Members will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods). The amount allocated to each Member under this Section shall be an amount equal to the total net decrease in the Member’s Minimum Gain Share at the end of the immediately preceding taxable year. The items to be allocated will be determined in accordance with Treasury Regulations Section 1.704-2(g). This Section 9.2(b)(1) is intended to comply with the “partnership minimum gain chargeback” requirements of the Treasury Regulations and the exceptions thereto and will be interpreted consistently therewith.

(2) Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section (other than Section 9.2(b)(1) which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain attributable to any Member Nonrecourse Debt (determined under Treasury Regulations Section 1.704-(2)(i)(5)) as of the beginning of the year shall be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to the portion of such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain with respect to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member nonrecourse debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(g). This Section is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirements of the Treasury Regulations and the exceptions thereto and shall be interpreted consistently therewith.

(3) Qualified Income Offset. A Member who unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

(4) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective number of Units held by such Members.

(5) Member Nonrecourse Deductions. Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which the Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

(6) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset under Code Sections 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Treasury Regulations Section 1.704-1(b)(2)(iv)(m).

(7) Depreciation Recapture. In the event there is any recapture of Depreciation or investment tax credit, the allocation of gain or income attributable to such recapture shall be shared by the Members in the same proportion as the deduction for such Depreciation or investment tax credit was shared.

(8) Reallocation. To the extent Losses allocated to a Member would cause such Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year, the Losses will be reallocated to the other Members with positive Capital Account balances in accordance with and to the extent of such positive Capital Account balances. If any Member receives an allocation of Losses in accordance with this Section, such Member shall be allocated Profits in subsequent Fiscal Years necessary to reverse the effect of such allocation of Losses. Such allocation of Profits (if any) shall be made before any allocations under Section 9.2(a) but after any other allocations under Section 9.2(b).

(9) Interest in Company. Notwithstanding any other provision of this Agreement, no allocation of Profit or Loss or item of Profit or Loss will be made to a Member if the allocation would not have “economic effect” under Treasury Regulations Section 1.704-1(b)(2)(ii) or otherwise would not be in accordance with the Member’s interest in the Company within the meaning of Treasury Regulations Section 1.704-1(b)(3) or 1.704-1(b)(4)(iv). The Managing Directors will have the authority to reallocate any item in accordance with this Section 9.2(b)(9).

(c) Curative Allocations. The allocations set forth in Section 9.2(b)(1) through (9) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Section 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to divide Company distributions. Accordingly, the Managing Directors are authorized to further allocate Profits, Losses and other items among the Members so as to prevent the Regulatory Allocations from distorting the manner in which Company distributions would be divided among the Members under Sections 9.1 and 13.2 but for application of the Regulatory Allocations. In general, the reallocation will be accomplished by specially allocating other Profits, Losses and items of income, gain, loss and deduction, to the extent they exist, among the Members so that the net amount of the Regulatory Allocations and the special allocations to each Member is zero. The Managing Directors will have discretion to accomplish this result in any reasonable manner that is consistent with Code Section 704 and the related Treasury Regulations.

(d) Tax Allocations—Code Section 704(c). In accordance with Code Section 704(c) and the related Treasury Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Book Value. If the Book Value of any Company asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c) and the related Treasury Regulations. Any elections or other decisions relating to allocations under this Section 9.2(e) will be made in any manner that the Managing Directors determine reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

(e) Other Allocation Rules. The following rules will apply to the calculation and allocation of Profits, Losses and other items:

(1) Except as otherwise provided in this Agreement, all Profits, Losses and other items allocated to the Members will be allocated among them in proportion to their number of Units held by such Members.

(2) For purposes of determining the Profits, Losses or any other item allocable to any period, Profits, Losses and other items will be determined on a daily, monthly or other basis, as determined by the Managing Directors using any permissible method under Code Section 706 and the related Treasury Regulations.

(3) Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, credit and other allocations not provided for in this Agreement will be divided among the Members in the same proportions as they share Profits and Losses.

(f) Member Acknowledgment. The Members agree to be bound by the provisions of this Section in reporting their shares of Company income and loss for income tax purposes.

9.3 Compliance with Code. The foregoing provisions of Section 9.2 relating to the allocation of Profits, Losses and other items for federal income tax purposes are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Notwithstanding anything to the contrary, nothing in Section 9.2 shall apply if it lacks “economic effect.”

9.4 Allocations upon Transfer of Units. Profits or Losses attributable to any Units which have been transferred during any Company Fiscal Year shall be allocated between the transferor and the transferee as follows:

(a) For the days in such Fiscal Year prior to and including the date of the transfer, to the transferor.

(b) For the days in such Fiscal Year subsequent to the date of the transfer, to the transferee.

9.5 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company, and the Managing Directors on behalf of the Company, shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

9.6 Tax Withholding. The Company shall withhold taxes from any allocation or distribution to any Member to the extent required by the Code or any other applicable law. For the purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be a cash Distribution or payment to such Member, and the Company shall reduce the amount otherwise distributable or allocable to such Member pursuant to this Agreement and shall reduce the Capital Account of such Member accordingly. The withholdings referred to in this Section 9.6 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Company shall have received an opinion of counsel or other evidence, satisfactory to the Managing Directors, to the effect that a lower rate is applicable, or that no withholding is applicable. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including without limitation any liability for taxes, penalties, additions to tax, interest or failure to withhold taxes) with respect to income attributable to or distributions or other payments to such Member.

ARTICLE 10

TRANSFERABILITY OF MEMBERSHIP INTERESTS AND OTHER AGREEMENTS

10.1 Restrictions on Transfer of Interest of and in a Member.

(a) No Member shall sell, exchange, transfer, gift, assign, pledge, hypothecate, mortgage or otherwise dispose of or encumber all or any portion of such Member’s Units or any interest therein (with or without consideration and whether voluntarily or involuntarily or by operation of law) to any other Person (each, a “Transfer”) unless prior to the Transfer, the transferring member (the “Transferring Member”) has complied with this Article 10, including Sections 10.4 and 10.5.

(b) Notwithstanding anything to the contrary contained herein, unless a Majority of the Members other than the Transferring Member shall consent, no Member may Transfer all or any portion of such Member’s Units or any interest therein if such Transfer:

(1) when added to the total of all other sales, transfers or assignments of the Units within the preceding twelve (12) months, would result in the Company being considered to have terminated within the meaning of Code Section 708;

(2) would otherwise cause the Company to lose its status as a partnership for federal income tax purposes;

(3) would violate any federal securities laws or any applicable state securities laws (including suitability standards); or

(4) is to a Person that the Managing Directors determine in good faith is a competitor of the Company.

(c) Notwithstanding anything herein to the contrary, the provisions of Sections 10.4 and 10.5 shall not apply to Transfers by any Member to a wholly-owned subsidiary of such Member or to any Person that beneficially owns all (100%) of such Member’s equity securities (a “Permitted Transferee”).

(d) Notwithstanding anything herein to the contrary, no Units may be Transferred to a Named Primary Competitor without the prior written consent of WLP.

10.2 Assignees.

(a) The Company shall not recognize for any purpose any purported Transfer of all or any fraction of the interest of a Member unless the provisions of this Article 10 have been satisfied, all costs of such assignment have been paid by the Transferring Member, such Transfer is exempt from registration under the Securities Act of 1933, as amended, the Delaware Securities Act, as amended, and any other applicable state or federal securities laws, and there is filed with the Company a written and dated notification of such Transfer, in form satisfactory to the Managing Directors, executed and acknowledged by both the seller, assignor or transferor and, if the purchaser, assignee or transferee is to be substituted as a Member or have any rights as a Member, by such purchaser, assignee or transferee, and such notification (1) if the purchaser, assignee or transferee is to be substituted as a Member or have any rights as a Member, contains the acceptance by the purchaser, assignee or transferee of and agreement to be bound by all the terms and provisions of this Agreement and (2) represents that such Transfer was made in accordance with all applicable securities laws and regulations (including suitability standards).

(b) Any Member who Transfers all of such Member’s Units or any interest therein shall cease to be a Member, except that, unless and until a substituted Member has been admitted into the Company, such Transferring Member shall retain the statutory rights of the assignor of a Member’s interest under the Act; provided, however, that such Transferring Member shall have no right to vote on, consent to or approve any matter or decision.

(c) A person who is the assignee of all or any portion of a Transferring Member’s Units or any interest therein, but does not become a substituted Member, and desires to make a further assignment of such Units or any interest therein, shall be subject to all the provisions of this Article 10 to the same extent and in the same manner as any Member desiring to make an assignment of its Units or any interest therein.

10.3 Substituted Members. Any purchaser, assignee, transferee, donee, heir, legatee or other recipient of all or any portion of a Transferring Member’s Units or any interest therein who is not admitted to the Company as a substituted Member (1) shall be entitled only to allocations and distributions with respect to such Transferring Member’s Units in accordance with this Agreement, (2) shall not have any right to vote on, consent to or approve any matter or decision and (3) shall not have any other rights of a Member under the Act or this Agreement, except as expressly provided in this Section 10.3, but (4) shall be subject to all of the duties and obligations of a Member under this Agreement, the Certificate of Formation of the Company and applicable law, including but not limited to the provisions of this Article 10, to the same extent and in the same manner as any Member.

10.4 Right of First Refusal.

(a) Offer Notice. In the event a Member is permitted, pursuant to Section 10.1(b) and Section 10.1(d), as applicable, to Transfer any or all of its Units (or interests therein), and desires to Transfer any Units to a third party, such Transferring Member must give each other Member that is not the Transferring Member (collectively, the “Offered Members”) and the Company a notice to such effect (the “Offer Notice”), enclosing a summary of the terms of the proposed Transfer and specifying the type, class and number of Units that the Transferring Member desires to sell (the “Offered Units”), the name of the transferee, the amount of consideration that has been offered in connection with such proposed Transfer and the other material terms and conditions of such proposed Transfer.

(b) Offered Members’ Right to Purchase.

(1) Upon receipt of an Offer Notice, each Offered Member will have the right and option (but not the obligation) to purchase the Offered Units at the same price per Offered Unit and otherwise on the same terms and conditions as the terms and conditions specified in the Offer Notice (provided that, in the event that any consideration to be paid by such third party as described in the Offer Notice is other than cash, the Offered Members may pay for such Offered Units with an amount of cash equal to the fair market value of the non-cash consideration to be paid by such third party, as such fair market value is determined by the Managing Directors in their reasonable discretion). The Offered Members will be entitled to exercise this right at any time during the period (the “Exercise Period”) beginning on the date the Offer Notice is delivered to each Offered Member and the Company and ending on the twentieth (20th) day thereafter.

(2) To exercise such purchase right, an Offered Member must give a notice of exercise (an “Exercise Notice”) to the Company, the Transferring Member and the other Offered Members during the Exercise Period. The Exercise Notice must set forth the number of Offered Units that the Offered Member is willing to purchase and must contain such Offered Member’s irrevocable offer to purchase, in accordance with Section 10.4(c), such portion of the Offered Units as may be allocated to such Offered Member pursuant to Section 10.4(b)(3). Failure of an Offered Member to deliver a valid Exercise Notice during the Exercise Period will be deemed a waiver of such Offered Member’s purchase right for the proposed transaction described in the Offer Notice.

(3) Each Offered Member may purchase all of the Offered Units set forth in its respective Exercise Notice; provided, however, that if the Offered Units described in all Exercise Notices exceed the total available Offered Units, the sale of the Offered Units will be allocated among the Offered Members that have delivered valid Exercise Notices in such respective amounts as such Offered Members shall agree among themselves or, if they cannot so agree among themselves, by allocating to each such Offered Member, in one or more rounds until all Offered Units are allocated, the lesser of (A) such Offered Member’s Pro Rata Portion (defined below) of the unallocated Offered Units and (B) the Offered Units set forth in such Offered Member’s Exercise Notice that have not theretofore been allocated to such Offered Member. “Pro Rata Portion” means, for each Offered Member in each round of allocation, a fraction (expressed as a percentage), the numerator of which is the aggregate number of Units then held by such Offered Member and the denominator of which is the aggregate number of Units then held by all Offered Members who have not been allocated all of the Offered Units set forth in their respective Exercise Notices.

(c) Closing of Rights of First Refusal. If the Offered Members offer to purchase all of the Offered Units pursuant to Section 10.4(b), the closing of the purchase and sale of such Offered Units will occur as promptly as practicable but in any event no later than the tenth (10th) business day following the expiration of the Exercise Period. At least one (1) business day prior to such date, the Transferring Member must deliver wire transfer instructions (if funds are to be wired) to each Offered Member participating in the closing. The consummation of the purchase and sale of such Offered Units will be effected by the Transferring Member’s delivery, to each Offered Member participating in the closing, of the Offered Units (free and clear of any restrictions, liens or claims) and such other instruments of transfer as such Offered Members may reasonably request, against payment by the Offered Members of the purchase price therefor. If any Offered Member fails to close the purchase and sale of Offered Units as and when required by this Section 10.4(c), the Offered Members who participate in such closing will have the right to purchase the Offered Units allocated to such defaulting Offered Member (such Offered Units to be allocated among such Offered Members in such manner as they may mutually agree) without prejudice to any claim that the Transferring Member may have against the defaulting Offered Member for breach of this Section 10.4.

(d) Failure to Purchase All Offered Units. In the event that the Offered Members have not elected to purchase all of the Offered Units pursuant to the Offer Notice, the Transferring Member may, subject to the satisfaction of all other applicable conditions to Transfer set forth in Section 10.4(a), sell to the transferee all of the Offered Units for consideration equal to or greater than the consideration specified in the Offer Notice. Any sale pursuant to this Section 10.4(d) must be consummated during the ninety (90) day period commencing on the expiration of the Exercise Period (which 90- day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Any Transfer of such Offered Units to the transferee after such ninety (90) day period (or one hundred twenty (120) day period if applicable) or for consideration less than as specified in the Offer Notice, or any Transfer of such Offered Units to any other Person, will constitute a new sale that will be subject to the requirements of this Section 10.4 de novo.

10.5 Tag-Along Rights.

(a) In the event a Member is permitted, pursuant to Section 10.1(b) and Section 10.1(d), as applicable, to Transfer any or all of its Units (or interests therein), other than pursuant to a Transfer in which all the Units to be transferred are being purchased by the Members pursuant to Section 10.4, such Member shall deliver a written notice (the “Sale Notice”) to each other Member and the Company. Such Sale Notice shall contain a complete description of the terms of the proposed Transfer, including without limitation the number of Units to be transferred, identity of the proposed transferee, purchase price offered, terms of payment and time for performance, as well as copies of any document, including, if applicable, any letter of intent relating to such proposed Transfer. Each Member may elect to participate in the contemplated Transfer by delivering written notice to the Member(s) initiating the Sale Notice (the “Selling Member(s)”) and the Company within fifteen (15) days after receipt by the Members of the Sale Notice, which notice shall indicate the number of Units to be sold by such electing Member (the “Participating Member”). Each Participating Member will be entitled to sell in the contemplated sale, at the same price and on the same terms (including the making of the same representations and warranties), at such Participating Member’s election, a number of such Participating Member’s Units equal to the product of (a) the quotient “x” divided by “y”, where “x” equals the aggregate number of Units described in the Sale Notice, and where “y” equals the aggregate number of Units owned by the Selling Member(s) times (b) the number of Units owned by such Participating Member. Each Selling Member agrees to use commercially reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Participating Members in the contemplated Transfer, and each Selling Member agrees not to Transfer any Units to the prospective transferee(s) if any such transferee declines to allow the participation of the Participating Members in accordance with the terms of this Section 10.5.

(b) In the event that the Members have not elected to participate in the contemplated Transfer, the Selling Member may, subject to the provisions of this Article 10, Transfer the Units pursuant to the terms set forth in the Sale Notice during the ninety

(90) day period (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority) immediately following the last date on which the Members could elect to participate in the contemplated Transfer. Any Units not transferred within such ninety (90) day period (or one hundred twenty (120) day period if applicable) shall be subject to this Section 10.5 de novo.

10.6 Drag-Along Rights.

(a) If one or more Members holding no less than a Majority of the Units (such Member or Members, the “Dragging Member”), proposes to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 10.6(c) and subject to compliance with Section 10.6(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale in the manner set forth in Section 10.6(b).

(b) Subject to compliance with Section 10.6(d):

(1) If the Drag-along Sale is structured as a sale resulting in a Majority of the Units being held by a third party purchaser, then each Drag-along Member shall sell the number of Units equal to the product obtained by multiplying (i) the number Units held by such Drag-along Member by (ii) a fraction (x) the numerator of which is equal to the number of Units that the Dragging Member proposes to sell in the Drag-along Sale and (y) the denominator of which is equal to the number of Units held by the Dragging Member at such time; and

(2) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members, then notwithstanding anything to the contrary in this Agreement, each Drag-along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction. The distribution of the aggregate consideration of such transaction shall be made in accordance with Section 9.1(b) and Section 9.1(c).

(c) The Dragging Member shall exercise its rights pursuant to this Section 10.6 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, at least twenty (20) days prior to the closing date of such Drag- along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail: (i) the name of the person or entity to whom such Units are proposed to be sold; (ii) the proposed date, time and location of the closing of the sale; (iii) the number of each class or series of

Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag-along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit; and (iv) a copy of any form of agreement proposed to be executed in connection therewith.

(d) The obligations of the Drag-along Members in respect of a Drag-along Sale under this Section 10.6 are subject to the satisfaction of the following conditions: (i) the consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 10.6(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 10.6(d)(iii), be the same as those upon which the Dragging Member sells its Units; (ii) if the Dragging Member or any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and (iii) each Drag-along Member shall execute the applicable purchase agreement, if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units and no Drag-along Member shall be obligated to agree to any non-competition or non- solicitation covenants; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e) Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 10.6(d)(iii).

(f) The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit shall not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the third party purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(g) The Dragging Member shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag-along Sale, on the terms set forth in the Drag-along Notice (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale, the Dragging Member may not then exercise its rights under this Section 10.6 without again fully complying with the provisions of this Section 10.6.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES OF ALL MEMBERS

11.1 Acquisition of Interest for Investment. Each Member hereby represents and warrants to the Company and the Managing Directors that the acquisition of its Units is made for its own account for investment purposes only and not with a view toward the resale or distribution of such Units. Each Member acknowledges that there are restrictions on the ability to sell, transfer or otherwise convey the Units.

11.2 Access to Information. Each Member has been afforded full opportunity to request any and all relevant information and ask questions concerning the proposed purposes and business of the Company, has been provided all information and copies of documents it has requested and has received answers to such questions to its full satisfaction.

11.3 No Registration. Each Member recognizes that the Units have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and are being sold pursuant to the exemptions from registration offered by Section 4(2) of such act and by applicable state law provisions. Each Member is able to hold its Units indefinitely and bear the economic risk, including the complete loss, of an investment in its Units.

11.4 No Obligation to Register. Each Member acknowledges that the Company is not under any obligation to register the Units under any securities laws and does not have any present intention to do so. Each Member understands that there is no established market for the Units, and it is unlikely that any public or private market will develop.

11.5 Suitability of Investment. Each Member understands the nature of the investment being made and that it involves a high degree of risk. Each Member recognizes that the Company is a newly organized entity and has no history of operations or earnings.

ARTICLE 12

COVENANTS OF THE COMPANY

The Company covenants and agrees with each of the Members that:

12.1 Company Existence. The Company shall maintain and cause each of its subsidiaries, if any, to maintain their respective company existence.

12.2 Business Insurance. AW and WLP each shall maintain with financially sound and reputable insurers insurance to cover their respective interests in the Company against such casualties, contingencies and other risks and hazards and of such types and in such amounts as is customary for companies similarly situated. Such insurance shall include, but not be limited to, general liability insurance, workers’ compensation and employers liability insurance, professional liability insurance and network security/privacy liability insurance.

12.3 Directors and Officers’ Insurance. AW and WLP each shall cause their respective existing corporate directors and officers liability coverage to include outside directorship liability coverage for their respective employees acting as Managing Directors.

12.4 Medical Malpractice Insurance. AW agrees to obtain and maintain, or cause to be obtained or maintained, medical malpractice liability insurance, including telemedicine coverage, with limits of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate per physician or limits as required by state regulations, to cover physicians providing medical services pursuant to the Business Support Agreement. Such coverage shall name the Company and WellPoint Inc. as additional insureds and include general liability coverage. AW shall provide a certificate of insurance annually and upon renewal for such coverage evidencing the additional insured status.

12.5 Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries, if any, to permit each Member and its employees, advisors or other representatives (the “Member’s Representatives”), at such Member’s expense, to have access to and to copy the Company’s and its subsidiaries’ properties, books, records, accounts and employees, all at reasonable times and upon reasonable notice during normal business hours, and to discuss the affairs, finances and accounts with the officers of the Company. The foregoing shall be in addition to, and not in lieu of, the Members’ rights under applicable law. Notwithstanding the above, the Managing Directors may exclude the Member’s Representatives from access to certain materials if the Managing Directors believe in good faith and upon advice of counsel that such exclusion is reasonably necessary to preserve the Company’s attorney-client privilege or to protect confidential proprietary information of the Company in the event it is determined that such information may not be adequately protected by confidentiality or nondisclosure agreements between the Company and the Member’s Representatives. In all events, the Member’s Representatives shall be required to execute a nondisclosure agreement in a form approved by the Company prior to receiving any of the rights described in this Section 12.5.

12.6 Keeping of Records and Books of Account. The Company shall keep, and cause each subsidiary, if any, to keep, adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and such subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

12.7 Operations Plan. The initial operations plan of the Company is attached as Schedule 2 (the “Operations Plan”). The Company will update the Operations Plan on an annual basis subject to the Members’ approval right in Section 6.9.

ARTICLE 13

LIQUIDATION AND DISSOLUTION OF COMPANY

13.1 Events of Dissolution.

(a) The Company shall be dissolved upon the first to occur of any of the following events:

(1) the unanimous approval of the Members;

(2) the sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company;

(3) the entry of a judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be a bankrupt, and the expiration without appeal of the period, if any, allowed by applicable law in which to appeal therefrom; or

(4) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

No other event or occurrence shall cause a dissolution of the Company or, if it does, the Members shall continue the Company.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article 13.

(c) Dissolution of the Company shall be effective as of the day on which the event giving rise to the dissolution occurs, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 13.2.

13.2 Liquidation.

(a) Subject to the restrictions and limitations contained in this Agreement, upon dissolution of the Company, the Managing Directors may cause any part or all of the Company assets to be sold in such manner as the Managing Directors shall determine in an effort to obtain the best prices for such assets (provided, however, that the Managing Directors may distribute Company assets in kind to the Members to the extent practicable). During the liquidation period, the Managing Directors shall have the right to continue to operate and otherwise to deal with Company property to the same extent the Managing Directors have such right prior to dissolution of the Company. In the event that the sole remaining Managing Director has withdrawn or becomes bankrupt or legally incapacitated, the Members may, within thirty (30) days after any such occurrence, appoint a person to perform the functions of the Managing Directors in liquidating the assets of the Company and winding up its affairs.

(b) In settling accounts after dissolution, the assets of the Company shall be paid or distributed in the following order:

(1) first, to pay all taxes, debts and other obligations and liabilities of the Company and necessary expenses of liquidation;

(2) then, an amount equal to the Members’ Capital Contributions shall be distributed to the Members to the extent they have not yet recovered them through distributions; and

(3) then, any remainder shall be distributed to the Members in accordance with clauses (b) and (c) of Section 9.1.

Notwithstanding the foregoing, no distributions shall be made pursuant to this Section 13.2 before giving effect to the allocations of Profits, Losses and other items pursuant to Section 9.2.

13.3 Date and Effect of Termination. The Company shall be terminated when all the cash or property available for application and distribution under Section 13.2 hereof shall have been applied and distributed in accordance therewith, and a Certificate of Cancellation shall have been filed pursuant to Section 13.4 hereof.

13.4 Certificate of Cancellation. Upon the dissolution and the completion and winding up of the Company, the Managing Directors shall cause to be filed with the Office of the Secretary of State of the State of Delaware, a Certificate of Cancellation pursuant to the requirements of the Act, canceling the Certificate of Formation.

ARTICLE 14

MISCELLANEOUS

14.1 Notice. Any notice required under this Agreement shall be in writing and shall be given to the Members at the addresses set forth on Schedule 1 attached hereto, or at such other addresses as such Member may hereafter specify in writing. Such notices may be delivered by hand, overnight delivery service, facsimile, or may be mailed, postage prepaid and return receipt requested, by certified or registered mail. All notices shall be deemed given on the date of delivery.

14.2 Application of Delaware Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to principles of conflict of laws.

14.3 Jurisdiction and Venue. The Members hereby irrevocably submit in any suit, action or proceeding arising out of or relating to this Agreement or any Member’s performance hereof to the jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware

declines to accept jurisdiction over a particular matter, any state or Federal court within the State of Delaware) and waive any and all objections to jurisdiction that such Member may have under the laws of Delaware or the United States. The Members hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Schedule 1 attached hereto.

14.4 Effect of Agreement. This Agreement shall be binding upon all Members and Managing Directors, their respective permitted assigns, successors, representatives, executors and administrators, if applicable.

14.5 Entire Agreement. This Agreement and the Schedules and exhibits hereto, if any, contain all of the understandings and agreements of whatsoever kind and nature existing between the Members with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings with respect thereto.

14.6 Amendment. This Agreement may not be amended except by the written approval of a Majority of the Members.

14.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute one and the same agreement.

14.8 Severability. Every provision hereof is intended to be severable, and if any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

14.9 Captions. The title and captions contained herein are for convenience only and shall not be deemed part of the context of this Agreement.

14.10 Numbers and Gender. Where the context so indicates, the masculine shall include feminine and neuter, the singular shall include the plural, and any reference to a person shall include an individual or a corporation, firm, partnership, trust or any other entity.

14.11 Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, the Members agree to execute such additional documents and papers and to perform and do such additional acts as may be reasonably necessary and proper to effectuate and carry out all of the provisions of this Agreement.

14.12 Qualification in Jurisdictions. The Managing Directors shall take such steps as are reasonably necessary or desirable to allow the Company to conduct business in any United States jurisdiction where the Company desires to conduct business.

14.13 Creditors Not Benefited. No creditor or other third party having dealings with the Company shall have the right to enforce the right or obligation of any Member to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Parties hereto and their respective successors and assigns. None of the rights or obligations of the Members herein set forth to make Capital Contributions or loans to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members. In addition, it is the intent of the Parties hereto that no distribution to any Member shall be deemed a return of money or other property in violation of the Act.

14.14 Involvement of the Company in Certain Proceedings. If any Member or any Affiliate of a Member becomes involved in legal proceedings unrelated to the business of the Company in which the Company is called upon to provide information, the Member will indemnify and hold harmless the Company against all costs and expenses, including without limitation, fees and expenses of attorneys and other advisors, incurred by the Company in preparing or producing the required information or in resisting any request for production or obtaining a protective order limiting the availability of the information actually provided by the Company.

14.15 Confidentiality. Each Member agrees that such Member shall keep confidential and shall not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 14.15 by such Member), (b) is or has been independently developed or conceived by the Member without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Member by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Member may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; or (ii) as may otherwise be required by law, provided that the Member promptly notifies the Company of such disclosure required under this clause (ii) and takes reasonable steps to minimize the extent of any such required disclosure.

14.16 Construction of Agreement. The Parties hereto agree that no provision of this Agreement shall be strictly construed against the Party drafting such provision merely because such Party drafted such provision.

14.17 Sections. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

14.18 No Waiver. No waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a waiver of any other breach or default under this Agreement. Failure on the part of any Member to complain of any act or omission of any other Member, or to declare such other Member in default irrespective of how long such failure continues, shall not constitute a waiver hereunder. No notice to or demand on a defaulting Member shall entitle such defaulting Member to any other or further notice or demand in similar or other circumstances.

14.19 Additional Remedies. Unless the context requires otherwise, the rights and remedies of the Members hereunder shall not be mutually exclusive so that the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provision hereof.

14.20 U.S. Dollars. All references in this Agreement to dollar amounts shall refer to United States currency.

14.21 Press Release. No Member shall issue any press release, announcement, or other public statement on behalf of the Company regarding the business conducted or to be conducted by the Company, or disclose the material terms and conditions of this Agreement, without the consent of each of the Managing Directors; provided, however, that each Member may communicate the same to its respective officers, directors, attorneys and other advisors, to the U.S. Securities and Exchange Commission, the Internal Revenue Service, and other governmental regulatory agencies, stock exchanges as may be appropriate, annual reports issued to shareholders or policyholders, and as otherwise required by law or court order.

14.22 Expenses. Except as otherwise mutually agreed upon in writing, each of the Members shall be responsible for, and bear all of its own costs and expenses incurred in connection with, the investment in the Units. The Company shall reimburse AW on the date hereof for expenses incurred in connection with the formation and establishment of the Company and its operations as set forth in Schedule 3.

(Signature Page Follows)

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first set forth above.

MEMBERS:

SellCore, Inc.

By:	/s/ Kathy Kiefer
Name: Kathy Kiefer
Title: Secretary

American Well Corporation

By:	/s/ Ido Schoenberg
Name: Ido Schoenberg
Title: Chairman and Chief Executive Officer

COMPANY:

National Telehealth Network, LLC

By:	/s/ John Jesser
Name: John Jesser
Title: Managing Director

By:	/s/ Ido Schoenberg
Name: Ido Schoenberg
Title: Managing Director

[Signature Page to Joint Venture Formation and LLC Investment Agreement of National Telehealth Network, LLC]